Exhibit 99.1

Company Contact: Ultralife Corporation Philip Fain (315) 332-7100 pfain@ulbi.com	Investor Relations Contact: Lippert/Heilshorn & Associates Jody Burfening (212) 838-3777 jburfening@lhai.com

Ultralife Corporation Reports First Quarter Results

Company Introduces Multi-Kilowatt Module Large Format Battery Systems

NEWARK, N.Y. – May 3, 2012 -- Ultralife Corporation (NASDAQ: ULBI) reported an operating loss from continuing operations of $1.3 million on revenue of $27.5 million for the quarter ended April 1, 2012.  For the first quarter of 2011, the company reported an operating loss from continuing operations of $3.9 million on revenue of $27.9 million.

“Whereas Communications Systems’ first quarter revenue rebounded, increasing 102% over last year on the strength of some recent large project wins, continued softness in our Battery & Energy Products business caused us to make some reductions in our domestic manufacturing capacity and inventory to better align with current demand.  During this transition period, we experienced negative manufacturing variances which resulted in the first quarter operating loss,” said Michael D Popielec, Ultralife’s president and chief executive officer.  “We reduced inventory by almost 10% since the beginning of the year and also ended the quarter with cash of $4.3 million and no outstanding debt.”

“During the quarter we continued to advance new product initiatives, demonstrating our GenSet Eliminator™ to more domestic and international customers and including a key new modular component, the Ultralife Multi-Kilowatt Module (MKM™) large format battery.  We have shipped our first order for a MKM™ system to a major defense integrator that has also placed a follow-up order.  The expected traction from our new product introductions along with anticipated improvements in sales force productivity keep us in position to achieve our full year objectives,” said Popielec.

 First Quarter 2012 Financial Results

As previously announced, Ultralife intends to divest its RedBlack Communications business.  As a result, RedBlack’s results, which had previously been reported in the Communications Systems segment, and related divestiture costs have been reclassified as a discontinued operation.  In addition, during the second quarter of 2011, Ultralife completed the exit of the Energy Services business.  Prior year results for the Energy Services segment are also included in discontinued operations.  All revenue, gross margin and operating expense figures presented below represent results from continuing operations.

Revenue was $27.5 million, compared to $27.9 million for the first quarter of 2011, a 1% decline.  2011 revenue included a $2.7 million charge related to the DCAA settlement.  Communications Systems sales were $7.4 million, compared to $3.7 for the same period last year, an increase of $3.8 million or 102%, reflecting the company’s broader focus on large, global modernization opportunities which resulted in higher amplifier shipments.  Battery & Energy Products sales declined by $4.2 million or 17% to $20.1 million, due to the completion of large telematics orders in 2011 and, to a lesser extent, a slower government and defense order rate for rechargeable and non-rechargeable batteries.

Gross profit was $6.6 million, or 24.0% of revenue, compared to $4.4 million, or 15.8% of revenue, for the same quarter a year ago, an increase of 820 basis points. Battery & Energy Products’ gross margin increased by 710 basis points to 19.6% from 12.5% in 2011 reflecting last year’s DCAA charge and the impact of unfavorable manufacturing variances resulting from lower production levels in 2012.   Communications Systems’ gross margin decreased by 170 basis points to 35.7%, due to some large project volume pricing.

Operating expenses were $7.9 million, a decrease of $0.5 million from $8.4 million a year ago, benefiting from ongoing trimming of general and administrative expenses partially offset by increased selling expenses associated with the expansion of the sales force to increase geographic coverage and penetrate new markets.  As a percent of revenue, operating expenses were 28.7%, compared to 29.9% a year ago.

Operating loss was $1.3 million in the first quarter of 2012, compared to an operating loss of $3.9 million for the same period in 2011, driven by the gross margin improvement and lower operating expenses as a percent of revenue.

Net loss from continuing operations was $1.4 million, or $0.08 per share, compared to $3.9 million, or $0.22 per share, for the first quarter of 2011.  Net loss from discontinued operations was $0.1 million, or $0.01 per share, compared to a net loss of $1.9 million, or $0.11 per share, for the same quarter last year.

Introduction of Multi-Kilowatt Module Battery Systems

Ultralife has introduced its new Multi-Kilowatt Module (MKM™) product line, a series of innovative, large format Lithium Ion rechargeable battery systems designed for energy storage and back-up and remote power across a broad range of commercial and military applications.  The MKM™ product line incorporates Ultralife’s SmartCircuit™ technology, providing safe, long-term operation, and allows for charging using either AC power or alternative energy sources like solar. The long cycle life of Ultralife’s Lithium Ion battery systems makes the MKM™ product line an ideal choice for commercial applications such as bulk energy storage, uninterruptible power supply devices, medical equipment and motive power, in addition to a multitude of government and defense applications that demand long-lasting, smaller and lighter-weight power solutions.

“New product development, utilizing our Lithium Ion battery and engineering expertise, is the cornerstone of our go-forward strategy.  Like the GenSet Eliminator™, the MKM™ was internally designed and provides an ideal platform to broaden our portfolio and further penetrate commercial and defense markets. We are continuing to develop MKM™ models that will feature enhanced flexibility to facilitate integration into larger systems with state-of-the-art wireless communication capabilities to monitor battery state of charge, cycles and overall system performance,” said Popielec.

Outlook

Management confirmed its previous guidance of year-over-year revenue growth approaching double digits with operating income growth expected to outpace revenue growth and generate an operating margin of approximately 7% to 7.5%.  Management cautions that the timing of orders and shipments may cause variability in quarterly results.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from portable power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the company's business segments include: Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: uncertain global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

Conference Call Information

Ultralife will hold its first quarter earnings conference call today at 10:00 AM ET. To participate, please call (800) 915-4836, identify yourself and ask for the Ultralife call. The conference call will also be broadcast live over the Internet at http://investor.ultralifecorp.com. To listen to the call, please go to the web site at least fifteen minutes early to download and install any necessary audio software. For those who cannot listen to the live webcast, a replay of the webcast will be available shortly after the call at the same location.

ULTRALIFE CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three-Month Periods Ended

	April 1,	April 3,
	2012	2011

Revenues:
Battery & energy products	$20,082	$24,248
Communications systems	7,419	3,667
Total revenues	27,501	27,915

Cost of products sold:
Battery & energy products	16,139	21,207
Communications systems	4,769	2,294
Total cost of products sold	20,908	23,501

Gross profit	6,593	4,414

Operating expenses:
Research and development	2,139	2,505
Selling, general, and administrative	5,743	5,845
Total operating expenses	7,882	8,350

Operating income (loss)	(1,289)	(3,936)

Other income (expense):
Interest income	1	1
Interest expense	(104)	(156)
Miscellaneous	52	299
Income (loss) from continuing operations before income taxes	(1,340)	(3,792)

Income tax provision-current	79	4
Income tax provision-deferred	12	54
Total income taxes	91	58

Net income (loss) from continuing operations	(1,431)	(3,850)

Discontinued operations:
Income (loss) from discontinued operations, net of tax	(71)	(1,853)

Net income (loss)	(1,502)	(5,703)

Net (income) loss attributable to noncontrolling interest	-	13

Net income (loss) attributable to Ultralife	$(1,502)	$(5,690)

Other comprehensive income (loss):
Foreign currency translation adjustments	148	227

Comprehensive income (loss) attributable to Ultralife	$(1,354)	$(5,463)

Net income (loss) attributable to Ultralife common shareholders - basic
Continuing operations	$(0.08)	$(0.22)
Discontinued operations	$(0.01)	$(0.11)
Total	$(0.09)	$(0.33)
Net income (loss) attributable to Ultralife common shareholders - diluted
Continuing operations	$(0.08)	$(0.22)
Discontinued operations	$(0.01)	$(0.11)
Total	$(0.09)	$(0.33)

Weighted average shares outstanding - basic	17,358	17,276
Weighted average shares outstanding - diluted	17,358	17,276

ULTRALIFE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Per Share Amounts)
(unaudited)

	April 1,	December 31,
ASSETS	2012	2011

Current assets:
Cash and cash equivalents	$4,307	$5,486
Trade accounts receivable, net	18,469	19,903
Inventories	31,788	34,967
Prepaid expenses and other current assets	4,012	3,877
Total current assets	58,576	64,233

Property and equipment	12,200	12,588

Other assets:
Goodwill, intangible and other assets	23,888	23,994

Total Assets	$94,664	$100,815

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt and current portion of long-term debt	$19	$-
Accounts payable	8,994	13,766
Other current liabilities	8,909	9,392
Total current liabilities	17,922	23,158

Long-term liabilities:
Other long-term liabilities	4,430	4,431

Shareholders' equity:
Ultralife equity:
Common stock, par value $0.10 per share	1,878	1,874
Capital in excess of par value	172,745	172,309
Accumulated other comprehensive loss	(837)	(985)
Accumulated deficit	(93,782)	(92,280)
	80,004	80,918
Less -- Treasury stock, at cost	7,658	7,658
Total Ultralife equity	72,346	73,260
Noncontrolling interest	(34)	(34)
Total shareholders' equity	72,312	73,226

Total Liabilities and Shareholders' Equity	$94,664	$100,815